Exhibit 15

Letter from Ernst & Young LLP Regarding Unaudited Interim Financial Information

The Board of Directors and Stockholders of The Western Union Company

We are aware of the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-191606 and 333-191608) of The Western Union Company, and

(2)
Registration Statement (Form S-8 Nos. 333-137665 and 333-204183) pertaining to The Western Union Company 2006 Long-Term Incentive Plan, The Western Union Company 2006 Non-Employee Director Equity Compensation Plan, The Western Union Company Supplemental Incentive Savings Plan, and The Western Union Company 2015 Long-Term Incentive Plan;

of our report dated May 3, 2016 relating to the unaudited condensed consolidated interim financial statements of The Western Union Company that are included in its Form 10-Q for the quarter ended March 31, 2016.

/s/ Ernst & Young LLP
Denver, Colorado
May 3, 2016